Exhibit 99.1
PRESS RELEASE



                            TECH-SYM CORPORATION
               ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS


     Houston, Texas, February 22, 1996--Tech-Sym Corporation (NYSE:TSY), today announced operating results for the fourth quarter and year ended December 31, 1995.

     Sales for the fourth quarter ended December 31, 1995 were $69,332,000 compared to $58,555,000 reported for the year ago period. Net income for the latest quarter was $4,646,000, or $0.71 per share, compared to $3,420,000 or, $0.52 per share, for the fourth quarter of 1994.

     Sales for the year were $246,487,000 compared to $213,605,000 reported in 1994. Net income for the latest year increased to $13,035,000, or $2.00 per share, from $12,115,000 or $1.86 per share, a year ago.

     The Company stated that revenue, operating expenses, and net income for the first quarter ended March 31, 1995 and the second quarter ended June 30, 1995 and for the year ended December 31, 1995 have been reduced primarily as the result of the deferral of revenue recognition on certain sales of its Syntron, Inc., subsidiary where the right of exchange for credit on the purchase of certain newly designed products existed. As a result, previously reported net income was reduced by $1,457,000, or $0.22 per share, for the quarter ended March 31, 1995, and by $385,000, or $0.06 per share, for the quarter ended June 30, 1995. Conversely, net income for the quarter ended December 31, 1995, increased $613,000, or $0.09 per share as a result of the recognition of a portion of such deferrals in the fourth quarter. The remaining deferred revenue totaling approximately $4,000,000 is expected to be recognized during 1996.

     The deferral of revenue recognition had the effect of reducing net income and earnings per share for the full year 1995 by $1,229,000, or $0.19 per share. In addition, during the quarter ended December 31, 1995, the Company benefited from improved results from the communications area, as well as a slightly lower effective tax rate on earnings, which caused fourth quarter earnings to be higher than previously estimated.

     Wendell W. Gamel, Chairman and President commented, "We have been successful in our goal of developing a broad range of products and services offered to our customers. Since the beginning of 1995, we have made several acquisitions, leaving the Company well-positioned to recognize improvements in operations in 1996 and beyond."



     Tech-Sym Corporation is a high technology company that designs, develops and manufactures electronic systems and components used in diverse markets including seismic exploration, communications, and defense systems. (See table on reverse side)


                      TECH-SYM CORPORATION
                 CONSOLIDATED SUMMARY OF RESULTS*
                                      (in thousands, except per share data)



    Three Months Ended December 31,       1995          1994

Sales                                   $69,332       $58,555

Income before income taxes                6,646         5,645
Provision for income taxes                2,000         2,225
       Net income                        $4,646        $3,420
                                          =====         =====
Earnings per common share:
       Net income                         $ .71         $ .52
                                           ====          ====
Average common shares outstanding         6,548         6,485
                                          =====         =====



      Year Ended December 31,             1995          1994

Sales                                  $246,487      $213,605

Income before income taxes               18,935        18,433
Provision for income taxes                5,900         6,318
       Net income                       $13,035       $12,115
                                         ======        ======
Earnings per common share:
       Net income                         $2.00         $1.86
                                           ====          ====
Average common shares outstanding         6,522         6,498
                                          =====         =====

*Financial results have been restated to reflect the acquisition of CogniSeis Development, Inc., in June 1995, which was accounted for as a pooling of interests.




For further information contact:

Wendell W. Gamel                   Robert P. Jones/Adam Steinberg
Chairman and President                      Lee Foley - Media Relations
Tech-Sym Corporation                        Morgen-Walke Associates
10500 Westoffice Drive                      380 Lexington Avenue
Houston, Texas 77042                        New York, New York 10168
(713) 785-7790                                       (212) 850-5600